Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Nuance Communications, Inc. of our report dated October 29, 2007 relating to the consolidated financial statements of Viecore Inc. as of December 31, 2006 and 2005, and for each of the years in the three year period ended December 31, 2006, included in the Current Report on Form 8-K of Nuance Communications, Inc. filed on November 29, 2007.
     We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ Withum Smith + Brown, P.C.

Morristown, New Jersey
November 26, 2007